Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Nastech Pharmaceutical Company Inc.:
We consent to the use of our reports dated March 7, 2007, with respect to the consolidated balance sheets of Nastech Pharmaceutical Company Inc. as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.
Our report refers to Nastech Pharmaceutical Company Inc.’s adoption of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, effective January 1, 2006.
KPMG LLP
Seattle, WA
September 19, 2007

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